

                      CapMAC Holdings Inc. and Subsidiaries
                 Statement Re Computation of Per Share Earnings

                (Dollars in thousands, except Per Share Amounts)


                                                               Three Months Ended             Nine Months Ended
                                                                   September 30                  September 30
                                                                  1996         1995                1996      1995
                                                            ----------  -----------          ----------  --------

Modified Treasury Stock Method E.P.S. - Primary
-----------------------------------------------------
Net Income                                                     $ 8,240        8,030            $ 26,474    16,353
Savings (Expense) on Debt Prepayment                                 0         (37)                   0       214
Compensation Expense                                                 0           52                   0       139
Interest Earned on Investments                                       0            3                   0         9
                                                            ----------  -----------          ----------  --------
Adjusted Net Income                                              8,240        8,049              26,474    16,715
-----------------------------------------------------       ----------  -----------          ----------  --------
Average number of common shares outstanding                     15,627       12,168              15,548    11,920
Incremental Common Shares                                        2,223        1,862               2,025     1,862
Fully Diluted number of Shares                                  17,851       14,030              17,573    13,782
Earnings per share assuming full dilution                     $   0.46         0.57            $   1.51      1.21

-----------------------------------------------------       ----------  -----------          ----------  --------

As of September 30, 1996 approximately  4,293,000 stock options and warrants had been granted and were outstanding. Based upon various exercise prices, the total consideration  for the common  stock  equivalents  will be  approximately  $62.0 million.  Using the  Modified  Treasury  Stock  method,  it is assumed  that the proceeds from the exercised common stock  equivalents  would be used to purchase up to 20% of the outstanding  shares using an average market value of $27.35 per share for nine months  ended  September  30,  1996.  The  dilution  would be the equivalent of approximately 2,025,150 shares.


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